Affinity Bancshares, Inc.

Announces First Quarter 2024

Financial Results

Affinity Bancshares, Inc. (NASDAQ:“AFBI”) (the “Company”), the holding company for Affinity Bank (the “Bank”), today announced net income of $1.3 million for the three months ended March 31, 2024, as compared to $1.7 million for the three months ended March 31, 2023.

	At or for the three months ended,
Performance Ratios:	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net income (in thousands)	$1,335	$1,514	$1,623	$1,590	$1,722
Diluted earnings per share	0.20	0.23	0.25	0.24	0.26
Common book value per share	19.21	18.94	18.50	18.34	18.02
Tangible book value per share (1)	16.36	16.08	15.63	15.47	15.20
Total assets (in thousands)	869,547	843,258	855,431	876,905	932,302
Return on average assets	0.63%	0.70%	0.74%	0.71%	0.84%
Return on average equity	4.38%	5.03%	5.42%	5.37%	5.90%
Equity to assets	14.18%	14.41%	13.85%	13.45%	12.69%
Tangible equity to tangible assets (1)	12.33%	12.50%	11.95%	11.59%	10.92%
Net interest margin	3.38%	3.32%	3.36%	3.17%	3.58%
Efficiency ratio	75.96%	74.30%	71.78%	71.68%	69.73%
(1) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Net Income

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Net income was $1.3 million for three months ended March 31, 2024 as compared to $1.7 million for the three months ended March 31, 2023, as a result of an increase in deposit interest expense partially offset by an increase in interest income.

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Results of Operations

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Net interest income was $6.7 million for the three months ended March 31, 2024 compared to $6.9 million for the three months ended March 31, 2023. The decrease was due to an increase in deposit costs, partially offset by an increase in interest income.
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Net interest margin for the three months ended March 31, 2024 decreased to 3.38% from 3.58% for the three months ended March 31, 2023. The decreases in the margin relate to increases in our costs of funds exceeding our increases in our yield on interest-earning assets.
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Noninterest income increased $32,000 to $584,000 for the three months ended March 31, 2024.
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Non-interest expense increased $376,000 to $5.6 million for the three months ended March 31, 2024 compared to the respective period in 2023, due to increases in salaries, data processing and other expenses offset by decreases in occupancy expenses.

Financial Condition

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Total assets increased $26.3 million to $869.5 million at March 31, 2024 from $843.3 million at December 31, 2023, as we increased cash to further enhance liquidity and experienced loan growth.

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Total gross loans increased $14.6 million to $674.5 million at March 31, 2024 from $659.9 million at December 31, 2023. The increase was due to steady loan demand.
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Non-owner occupied office loans totaled $26.4 million at March 31, 2024; average LTV on these loans is 41.0%, including
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$10.5 million medical/dental tenants and
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$15.9 million to other various tenants.
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Investment securities held-to-maturity unrealized losses were $301,000, net of tax. Investment securities available-for-sale unrealized losses were $6.3 million, net of tax.
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Cash and cash equivalents increased to $61.4 million at March 31, 2024 from $50.0 million at December 31, 2023, primarily due to an increase in deposits.
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Deposits increased by $13.0 million to $687.4 million at March 31, 2024 compared to $674.4 million at December 31, 2023, with $11.3 million of the increase in demand deposits.
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Uninsured deposits were approximately $107.1 million at March 31, 2024 and represented 15.6% of total deposits.
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Borrowings increased by $11.8 million to $51.8 million at March 31, 2024 compared to $40.0 million at December 31, 2023 as we continue to evaluate borrowing needs related to enhancing bank liquidity.

Asset Quality

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Non-performing loans decreased to $7.2 million at March 31, 2024 from $7.4 million at December 31, 2023.
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The allowance for credit losses as a percentage of non-performing loans was 120.0% at March 31, 2024, as compared to 120.1% at December 31, 2023.
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Allowance for credit losses to total loans decreased to 1.27% at March 31, 2024 from 1.35% at December 31, 2023.
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Net loan charge-offs were $326,000 for the three months ended March 31, 2024, as compared to net loan charge-offs of $91,000 for the three months ended March 31, 2023.

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Forward-Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; changes in the value of our goodwill and other intangible assets; our ability to successfully integrate acquired operations or assets; changes in accounting policies and practices; our ability to retain key employees; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war. These risks and other uncertainties are further discussed in the reports that the Company files with the Securities and Exchange Commission.

Average Balance Sheets

The following tables set forth average balance sheets, average annualized yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended March 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$664,660	$9,499	5.75%	$651,750	$8,291	5.16%
Investment securities held-to-maturity	34,213	528	6.21%	32,898	503	6.20%
Investment securities available-for-sale	48,169	463	3.87%	48,844	411	3.41%
Interest-earning deposits and federal funds	50,083	647	5.20%	45,758	488	4.32%
Other investments	5,447	84	6.20%	2,643	35	5.39%
Total interest-earning assets	802,572	11,221	5.62%	781,893	9,728	5.05%
Non-interest-earning assets	52,145			51,044
Total assets	$854,717			$832,937

Interest-bearing liabilities:
Interest-bearing checking accounts	$88,057	$103	0.47%	$91,856	$45	0.20%
Money market accounts	140,600	1,086	3.11%	139,495	661	1.92%
Savings accounts	74,412	528	2.85%	95,897	552	2.34%
Certificates of deposit	219,806	2,285	4.18%	149,058	1,056	2.87%
Total interest-bearing deposits	522,875	4,002	3.08%	476,306	2,314	1.97%
FHLB advances and other borrowings	52,615	470	3.59%	46,723	516	4.48%
Total interest-bearing liabilities	575,490	4,472	3.13%	523,029	2,830	2.19%
Non-interest-bearing liabilities	156,697			191,659
Total liabilities	732,187			714,688
Total stockholders' equity	122,530			118,249
Total liabilities and stockholders' equity	$854,717			$832,937
Net interest rate spread			2.49%			2.86%
Net interest income		$6,749			$6,898
Net interest margin			3.38%			3.58%

AFFINITY BANCSHARES, INC.

Consolidated Balance Sheets

(unaudited)

	March 31, 2024	December 31, 2023
	(Dollars in thousands except per share amounts)
Assets
Cash and due from banks	$6,388	$6,030
Interest-earning deposits in other depository institutions	55,007	43,995
Cash and cash equivalents	61,395	50,025
Investment securities available-for-sale	48,239	48,561
Investment securities held-to-maturity (estimated fair value of $33,873, net of allowance for credit losses of $45 at March 31, 2024 and estimated fair value of $33,835, net of allowance for credit losses of $45 at December 31, 2023)	34,230	34,206
Other investments	5,480	5,434
Loans	674,498	659,876
Allowance for credit loss on loans	(8,595)	(8,921)
Net loans	665,903	650,955
Other real estate owned	2,850	2,850
Premises and equipment, net	3,691	3,797
Bank owned life insurance	16,184	16,086
Intangible assets	18,318	18,366
Other assets	13,257	12,978
Total assets	$869,547	$843,258

Liabilities and Stockholders' Equity

Liabilities:
Non-interest-bearing checking	$164,568	$154,689
Interest-bearing checking	86,734	85,362
Money market accounts	144,689	138,673
Savings accounts	74,282	74,768
Certificates of deposit	217,171	220,951
Total deposits	687,444	674,443
Federal Home Loan Bank advances and other borrowings	51,837	40,000
Accrued interest payable and other liabilities	6,966	7,299
Total liabilities	746,247	721,742
Stockholders' equity:
Common stock (par value $0.01 per share, 40,000,000 shares authorized; 6,416,628 issued and outstanding at March 31, 2024 and December 31, 2023)	64	64
Preferred stock (10,000,000 shares authorized, no shares outstanding)	—	—
Additional paid in capital	61,409	61,026
Unearned ESOP shares	(4,535)	(4,587)
Retained earnings	72,680	71,345
Accumulated other comprehensive loss	(6,318)	(6,332)
Total stockholders' equity	123,300	121,516
Total liabilities and stockholders' equity	$869,547	$843,258

AFFINITY BANCSHARES, INC.

Consolidated Statements of Income

(unaudited)

	Three Months Ended March 31,
	2024	2023
	(Dollars in thousands except per share amounts)
Interest income:
Loans, including fees	$9,499	$8,291
Investment securities	1,075	949
Interest-earning deposits	647	488
Total interest income	11,221	9,728
Interest expense:
Deposits	4,002	2,314
FHLB advances and other borrowings	470	516
Total interest expense	4,472	2,830
Net interest income before provision for credit losses	6,749	6,898
Provision for credit losses	—	7
Net interest income after provision for credit losses	6,749	6,891
Noninterest income:
Service charges on deposit accounts	395	391
Other	189	161
Total noninterest income	584	552
Noninterest expenses:
Salaries and employee benefits	3,179	3,004
Occupancy	618	644
Data processing	511	493
Other	1,262	1,053
Total noninterest expenses	5,570	5,194
Income before income taxes	1,763	2,249
Income tax expense	428	527
Net income	$1,335	$1,722
Weighted average common shares outstanding
Basic	6,416,628	6,599,672
Diluted	6,524,332	6,681,680
Basic earnings per share	$0.21	$0.26
Diluted earnings per share	$0.20	$0.26

Explanation of Certain Unaudited Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. Additionally, the Company believes the following information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation tables below for details on the earnings impact of these items.

	For the Three Months Ended
Non-GAAP Reconciliation	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Tangible book value per common share reconciliation
Book Value per common share (GAAP)	$19.21	$18.94	$18.50	$18.34	$18.02
Effect of goodwill and other intangibles	(2.85)	(2.86)	(2.87)	(2.87)	(2.82)
Tangible book value per common share	$16.36	$16.08	$15.63	$15.47	$15.20
Tangible equity to tangible assets reconciliation
Equity to assets (GAAP)	14.18%	14.41%	13.85%	13.45%	12.69%
Effect of goodwill and other intangibles	(1.85)%	(1.91)%	(1.90)%	(1.86)%	(1.77)%
Tangible equity to tangible assets (1)	12.33%	12.50%	11.95%	11.59%	10.92%
(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.